December 13, 1995




To Whom It May Concern:


We hereby consent to the use of our opinion letter attached as Appendix B and to the reference to our firm under the heading "Opinions of Financial Advisors-Carnegie" in the Registration Statement filed by Carnegie Bancorp, with the Securities and Exchange Commission in connection with the proposed acquisition of Regent Bancshares by Carnegie Bancorp.

Very truly yours,




CAPITAL CONSULTANTS OF PRINCETON, INC.